Exhibit 23.1

March 3, 2021

Alfi, Inc. and Subsidiaries

S-1 Consent

We have reviewed and audited, as applicable, components of the Alfi, Inc. and Subsidiaries Form S-1 dated March 3, 2021.

This letter provides consent to Alfi, Inc., from our firm, to proceed in filing Form S-1. We also consent to the reference to us under the caption “Experts” in the Prospectus.

Please contact us directly with any questions.

Sincerely,